Exhibit 4.2
Execution Copy

Bob Evans Farms, Inc.
a Delaware corporation
Bob Evans Farms, Inc.
an Ohio corporation
(as Successor to BEF Holding Co., Inc.)

Second Amendment
Dated as of February 24, 2009
to
Note Purchase Agreement
Dated as of July 28, 2004

Re:	$40,000,000 4.61% Senior Notes, Series B,
Due July 28, 2010
$95,000,000 5.12% Senior Notes, Series C,
Due July 28, 2014
$25,000,000 5.67% Senior Notes, Series D,
Due July 28, 2016

Second Amendment to Note Purchase Agreement
     This Second Amendment dated as of February 24, 2009 (the or this “Second Amendment”) to the Note Purchase Agreement dated as of July 28, 2004 is between Bob Evans Farms, Inc., a Delaware corporation (the “Company”), Bob Evans Farms, Inc., an Ohio Corporation (the “Issuer”) as successor to BEF Holding Co., Inc. and each of the institutions which is a signatory to this Second Amendment (collectively, the “Noteholders”).
R e c i t a l s:
     A. The Company, the Issuer and each of the Noteholders have heretofore entered into the Note Purchase Agreement dated as of July 28, 2004, as amended by that certain First Amendment to Note Purchase Agreement dated as of January 15, 2005 (the “Note Agreement”). The Issuer has heretofore issued the $40,000,000 4.61% Senior Notes, Series B due July 28, 2010 (the “Series B Notes”), $95,000,000 5.12% Senior Notes, Series C due July 28, 2014 (the “Series C Notes”) and $25,000,000 5.67% Senior Notes, Series D due July 28, 2016 (the “Series D Notes” and together with the Series B Notes and Series C Notes, the “Notes”) pursuant to the Note Agreement. The Noteholders are the holders of the outstanding principal amount of the Notes to set forth opposite their names on the signature pages hereto.
     B. The Company, the Issuer and the Noteholders now desire to amend the Note Agreement in the respects, but only in the respects, hereinafter set forth.
     C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement unless herein defined or the context shall otherwise require.
     D. All requirements of law have been fully complied with and all other acts and things necessary to make this Second Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.
     Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Second Amendment set forth in §3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company, the Issuer and the Noteholders do hereby agree as follows:
Section 1. Amendments.
     Section 1.1. Section 9 of the existing Note Agreement shall be and is hereby amended by inserting a new Section 9.7 to read in its entirety as follows:
     Section 9.7. Additional Restrictions. If at any time the Company or any Subsidiary is a party to or shall enter into any agreement, instrument or other document with respect to any Indebtedness, including, without limitation, any amendment to or modification or replacement of an agreement existing on the date of Closing (a “Reference Agreement”), or any subsequent amendment or modification to any such Reference Agreement (or waiver or consent modifying

Bob Evans Farms, Inc.	Second Amendment
the terms of any Reference Agreement), which Reference Agreement includes financial covenants (whether expressed in ratios or as numerical or dollar thresholds in respect of future financial performance or condition), including such financial covenants which are expressed as “events of default”, in each case which are not otherwise included in this Agreement (herein referred to as “New Covenants”) or which would be more beneficial to the holders than relevant similar covenants or like provisions contained in this Agreement (herein referred to as “Improved Covenants” and, together with New Covenants, “Additional Covenants”), then such Additional Covenants and all related provisions and definitions shall be deemed incorporated by reference into Section 7.2(a), Section 10 and Section 12(c) of this Agreement, mutatis mutandi, as if set forth fully in this Agreement effective as of the date when such Additional Covenants became effective under the applicable Reference Agreement. The Company shall
     (1) provide a copy of such Additional Covenants and all related provisions and definitions to the holders of the Notes promptly upon entering into the Reference Agreement, including with such copy a notice to the holders of the date on which such Additional Covenants became or will become effective, provided that the failure of the Company to provide a copy of such Additional Covenants to the holders shall not adversely affect the automatic incorporation of the Additional Covenants into this Agreement as provided above in this Section 9.7; and
     (2) as promptly as possible following delivery of such copy, provide the draft of a statement of incorporation (a “Memorialization”) to be executed by the Company and the holders, which Memorialization shall set out the terms of the Additional Covenants and related provisions and definitions as incorporated into this Agreement, with all appropriate changes required in connection with incorporating the Additional Covenants mutatis mutandi.
If the Company fails to provide a draft of a Memorialization, then any holder may produce a draft for the consideration of the Company and the other holders. Any Memorialization executed and delivered by the Company and by the Required Holders (or all holders if pursuant to Section 18.1 the relevant amendment would require the consent of all holders) shall be good and sufficient evidence of the terms of any such Additional Covenant as incorporated into this Agreement, provided that the failure of the holders and the Company to execute and deliver any Memorialization shall not adversely affect the automatic incorporation of the Additional Covenants into this Agreement as provided above in this Section 9.7.
     Notwithstanding the foregoing, provided that no Default or Event of Default has occurred and is then continuing, (A) if any Additional Covenant that has been incorporated herein pursuant to this Section 9.7 is subsequently amended or modified in the relevant Reference Agreement with the effect that such Additional Covenant is made less restrictive on the Company, such Additional Covenant, as amended or modified, shall be deemed incorporated by reference into this Agreement, mutatis mutandi, as if set forth fully in this Agreement, effective beginning on the Effective Date and (B) if any Additional Covenant that has been incorporated herein pursuant to this Section 9.7 is subsequently removed or terminated from the relevant Reference Agreement or the Company and its Subsidiaries are otherwise no longer required to comply therewith under the relevant Reference Agreement, the Company and its Subsidiaries

Bob Evans Farms, Inc.	Second Amendment
shall, beginning on the Effective Date, no longer be or remain obligated to comply with such Additional Covenant hereunder; provided, however, that in no event shall an Improved Covenant be amended, modified, terminated or removed pursuant to this Section 9.7 such that it is made less restrictive on the Company than the form of the relevant similar covenant or like provision in this Agreement that it replaced, amended or modified, it being the intent of this Agreement in such cases to return such covenants or provisions, upon the Effective Date, to the text of such covenant or provision as it existed immediately prior to the incorporation of such Improved Covenant pursuant to this Section 9.7. For purposes of this Section 9.7, “Effective Date” shall mean that day which is the first to occur of (a) the first Business Day falling at least 365 days after the effective date of the removal, termination, amendment or modification, as applicable, of the Additional Covenant under the relevant Reference Agreement and (b) the day on which the holders of Notes receive a compliance certificate pursuant to Section 7.2 hereof in connection with the Company’s quarterly or annual financial statements, as applicable, covering the next subsequent financial period of the Company following the financial period in which such Additional Covenant was removed, terminated, amended or modified, as applicable, under the relevant Reference Agreement indicating that the Company was in compliance with such Additional Covenant as of the end of such financial period.
     Section 1.2. Section 10.3 of the Note Agreement shall be and is hereby amended by replacing “60%” in subparagraph (a) with “55%.”
     Section 1.3. Section 10 of the existing Note Agreement shall be and is hereby amended to include the following new Section:
     Section 10.11. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, on or prior to October 23, 2009, declare or make, or incur any liability to declare or make, any Restricted Payment. Any failure to comply with this covenant shall constitute a Default under Section 12(c) hereof. The Company may agree to the same covenant in that certain Note Purchase Agreement dated as of July 28, 2008 without creating a Default or Event of Default under Section 10.8 solely as a result of such covenant.
     Section 1.4. Schedule B to the existing Note Agreement shall be and is hereby amended to include the following new definitions:
     “Distribution” means, in respect of any corporation, association or other business entity:
     (a) dividends or other distributions or payments on capital stock or other equity interest of such corporation, association or other business entity (except distributions in such stock or other equity interest); and
     (b) the redemption or acquisition of such stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.

Bob Evans Farms, Inc.	Second Amendment
     “Restricted Payment” means
     (a) any Distribution in respect of the Company or any Subsidiary of the Company, including, without limitation, any Distribution resulting in the acquisition by the Company of securities which would constitute treasury stock; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the following Distributions shall not constitute Restricted Payments: (i) dividends paid on the Company’s common stock on a pro rata basis in the ordinary course of business to all holders of common stock in an amount not to exceed $0.16 per share (as adjusted for any splits, combinations and any similar actions with respect to the Company’s common stock) per fiscal quarter, (ii) Distributions on account of capital stock or other equity interests of a Subsidiary of the Company owned legally and beneficially by the Company or another Subsidiary of the Company), (iii) Distributions pursuant to and in accordance with employment contracts, dividend reinvestment and stock purchase plans, stock option or equity plans or other benefit plans or similar arrangements (including but not limited to any 401(k) plan) for consultants, management (including directors and officers) or employees of the Company and its Subsidiaries generally consistent with past practices, (iv) Distributions consisting of repurchases of stock or other equity interests of the Company in connection with the exercise of stock options or the vesting of equity awards, in each case by or in respect of employees or management of the Company and its Subsidiaries, and (v) de minimis Distributions on account of preferred stock of a Subsidiary of the Company which preferred stock was previously cancelled during fiscal year 2009 of the Company in an amount not to exceed $60,000 in the aggregate, and
     (b) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Company or any Subsidiary of, on account of, or in respect of, the principal of any Subordinated Debt (or any installment thereof) prior to the regularly scheduled maturity date thereof (as in effect on the date such Subordinated Debt was originally incurred).
     For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (x) the Fair Market Value of such property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.
     “Subordinated Debt” means any Consolidated Indebtedness that is in any manner subordinated in right of payment or security in any respect to Consolidated Indebtedness evidenced by the Notes provided that in no event shall intercompany Indebtedness of the Company and its Subsidiaries be considered Subordinated Debt, and provided further that in no event shall Indebtedness of the Company or the Issuer be considered Subordinated Debt solely as a result of the failure of the Company, the Issuer or the Subsidiary Guarantor to guarantee the payment of the obligations thereunder.

Bob Evans Farms, Inc.	Second Amendment
     Section 1.5. The definition of “Consolidated Income Available for Fixed Charges” set forth in Schedule B to the Note Agreement shall be and is hereby amended in its entirety to read as follows:
     “Consolidated Income Available for Fixed Charges” means, with respect to any period, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) Fixed Charges, (b) taxes imposed on or measured by income or excess profits, and (c) for any determination of “Consolidated Income Available for Fixed Charges” for the fiscal quarters ended January 23, 2009, April 24, 2009, July 24, 2009, and October 23, 2009, write-downs recorded in the Company’s third quarter of fiscal 2009 related to the impairment of goodwill and other intangible assets in connection with the acquisition of Mimi’s Cafe in an amount not to exceed $67,962,000 in the aggregate.
     Section 1.6. The definition of “Notes” set forth in Schedule B to the Note Agreement shall be and is hereby amended in its entirety to read as follows:
     “Notes” is defined in Section 1, and shall, in any event, include any replacement notes issued in connection with that certain Assumption Agreement dated as of December 31, 2008 by the Issuer for the benefit of the Noteholders.
Section 2. Representations and Warranties of the Company.
     Section 2.1. To induce the Noteholders to execute and deliver this Second Amendment (which representations shall survive the execution and delivery of this Second Amendment), the Company and the Issuer, jointly and severally, represent and warrant to the Noteholders that:
     (a) this Second Amendment has been duly authorized, executed and delivered by each of them and this Second Amendment constitutes the legal, valid and binding obligation, contract and agreement of each of them enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;
     (b) the Note Agreement, as amended by this Second Amendment, constitutes the legal, valid and binding obligation, contract and agreement of each of them enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;
     (c) the execution, delivery and performance by each of them of this Second Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or any of their charter documents or by-laws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon either of

Bob Evans Farms, Inc.	Second Amendment
them, or (3) any provision of any material indenture, agreement or other instrument to which either of them is a party or by which any of their properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this §2.1(c); and
     (d) as of the date hereof and after giving effect to this Second Amendment, no Default or Event of Default has occurred which is continuing.
Section 3. Conditions to Effectiveness of This Second Amendment.
     Section 3.1. This Second Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:
     (a) executed counterparts of this Second Amendment, duly executed by the Company, the Issuer and the holders of at least 51% of the outstanding principal of the Notes, shall have been delivered to the Noteholders;
     (b) the representations and warranties of the Company and the Issuer set forth in §2 hereof are true and correct on and with respect to the date hereof;
     (c) executed counterparts of a First Amendment dated as of the date hereof to the Note Purchase Agreement dated as of July 28, 2008 duly executed by the Company, the Issuer and the holders of at least 51% of the aggregate outstanding principal of the Series A and Series B Notes issued thereunder, shall have been delivered to the Noteholders;
     (d) the Company shall have paid a fee to each Noteholder in an amount equal to 0.15% of the unpaid principal balance of each Note held by such Noteholder; and
     (e) the Company and the Issuer’s counsel shall have delivered its opinion, dated the date hereof, substantially in the form of Exhibit A hereto, which opinion shall be reasonably satisfactory to the holders of the Notes.
Upon receipt of all of the foregoing, this Second Amendment shall become effective.
Section 4. Payment of Noteholders’ Counsel Fees and Expenses.
     Section 4.1. The Company agrees to pay upon demand, the reasonable fees and expenses of Chapman and Cutler LLP, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Second Amendment.

Bob Evans Farms, Inc.	Second Amendment
Section 5. Miscellaneous.
     Section 5.1. This Second Amendment shall be construed in connection with and as part of the Note Agreement, and except as modified and expressly amended by this Second Amendment, all terms, conditions and covenants contained in the Note Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.
     Section 5.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Second Amendment may refer to the Note Agreement without making specific reference to this Second Amendment but nevertheless all such references shall include this Second Amendment unless the context otherwise requires.
     Section 5.3. The descriptive headings of the various Sections or parts of this Second Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
     Section 5.4. This Second Amendment shall be governed by and construed in accordance with New York law.
     Section 5.5. The Company hereby ratifies and confirms its continued guarantee of the obligations of the Issuer under the Note Agreement and the Notes pursuant to the terms of the Note Agreement, and confirms that all of the terms, provisions and conditions thereof continue unimpaired and remain in full force and effect as of the date hereof.
[Remainder of Page Intentionally Blank]

Bob Evans Farms, Inc.	Second Amendment
     Section 5.6. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Second Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

Very truly yours, Bob Evans Farms, Inc., an Ohio corporation
By:	/s/ Tod P. Spornhauer
	Name:	Tod P. Spornhauer
Title: Senior Vice President — Finance, Controller and Assistant Treasurer

Bob Evans Farms, Inc., a Delaware corporation
By:	/s/ Tod P. Spornhauer
	Name:	Tod P. Spornhauer
Title: Senior Vice President — Finance, Controller and Assistant Treasurer

Accepted as of the date first written above.

Metropolitan Life Insurance Company
By:	/s/ Judith A. Gulotta
Name: Judith A. Gulotta
Title: Managing Director

Amount of Notes held: $8,571,473.68

Bob Evans Farms, Inc.	Second Amendment

Nationwide Life Insurance Company Nationwide Life and Annuity Insurance Company Nationwide Mutual Insurance Company
By:	/s/ Thomas A. Gleason
	Name:	Thomas A. Gleason
	Title:	Senior Investment Professional

Amount of Notes held: $10,000,125.00

Bob Evans Farms, Inc.	Second Amendment

Pacific Life Insurance Company
By:	/s/ Cathy Schwartz
	Name:	Cathy Schwartz
	Title:	Assistant Vice President

By:	/s/ Violet Osterberg
	Name:	Violet Osterberg
	Title:	Assistant Secretary

Amount of Notes held: $10,000,125.00

Bob Evans Farms, Inc.	Second Amendment

Wachovia Capital Markets, LLC
By:	/s/ Mark W. Ponder
	Name:	Mark W. Ponder
	Title:	Managing Director

Amount of Notes held: $10,285,768.42

Bob Evans Farms, Inc.	Second Amendment

Northwest Farm Credit Services, PCA
By:	/s/ Casey Kinzer
	Name:	Casey Kinzer
	Title:	Account Manager

Amount of Notes held: $17,142,947.37

Bob Evans Farms, Inc.	Second Amendment

The Northwestern Mutual Life Insurance Company
By:	/s/ Timothy S. Collins
	Name:	Timothy S. Collins
Its: Authorized Representative

Amount of Notes held: $27,857,210.53

Bob Evans Farms, Inc.	Second Amendment

The Guardian Life Insurance Company of America
By:	/s/ Brian Keating
	Name:	Brian Keating
Its: Managing Director

Amount of Notes held: $10,000,000

Bob Evans Farms, Inc.	Second Amendment

Great-West Life & Annuity Insurance Company
By:	/s/ James G. Lowery
	Name:	James G. Lowery
Its:

By:	/s/ Eve Hampton
	Name:	Eve Hampton
Its: Vice President, Investments

Amount of Notes held: $10,952,486.84

Acknowledgment and Consent
     The undersigned acknowledges receipt of a copy of, and hereby consents to, the Second Amendment, ratifies and confirms its continued guarantee of the obligations of the Company under the Note Agreement and the Notes pursuant to the terms of the Subsidiary Guaranty, and confirms that all of the terms, provisions and conditions thereof continue unimpaired and remain in full force and effect on this 24th day of February, 2009.

Mimi’s Café, LLC, a Delaware limited liability company
By:	/s/ Tod P. Spornhauer
	Name:	Tod P. Spornhauer
Title: Manager, Assistant Treasurer and Assistant Secretary